Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.

Contingent Bearish Market-Linked Notes Linked to the S&P 500® Index Due February 4, 2021

Preliminary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	The S&P 500® Index (ticker symbol: “SPX”)
Pricing date:	January 31, 2019
Valuation date:	February 1, 2021
Maturity date:	February 4, 2021
Payment at maturity:	For each $1,000 stated principal amount note you hold at maturity, at least $1,035 plus the note return amount, which will be either zero or positive
Note return amount:

▪   If a knock-out event occurs: $0

▪   If a knock-out event does not occur and:

▪ The final index level is equal to or greater than the initial index level: $0

▪ The final index level is less than the initial index level: $1,000 × the absolute value of the index return

Knock-out event:	A knock-out event will occur if the closing level of the underlying index on any scheduled trading day during the observation period is less than the downside knock-out level
Observation period:	The period from but excluding the pricing date to and including the scheduled valuation date
CUSIP / ISIN:	17326YML7 / US17326YML73

* The actual payment at maturity will be determined on the pricing date

Downside knock-out level:	75.00% of the initial index level
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level

Hypothetical Payment at Maturity Table*

Hypothetical Index Return	Assuming a Knock-out Event Occurs		Assuming a Knock-out Event Does Not Occur
	Hypothetical Payment at Maturity per Note	Hypothetical Total Return on Notes at Maturity	Hypothetical Payment at Maturity per Note	Hypothetical Total Return on Notes at Maturity
100.00%	$1,035.00	3.50%	$1,035.00	3.50%
75.00%	$1,035.00	3.50%	$1,035.00	3.50%
50.00%	$1,035.00	3.50%	$1,035.00	3.50%
25.00%	$1,035.00	3.50%	$1,035.00	3.50%
20.00%	$1,035.00	3.50%	$1,035.00	3.50%
15.00%	$1,035.00	3.50%	$1,035.00	3.50%
10.00%	$1,035.00	3.50%	$1,035.00	3.50%
5.00%	$1,035.00	3.50%	$1,035.00	3.50%
3.50%	$1,035.00	3.50%	$1,035.00	3.50%
1.00%	$1,035.00	3.50%	$1,035.00	3.50%
0.00%	$1,035.00	3.50%	$1,035.00	3.50%
-1.00%	$1,035.00	3.50%	$1,045.00	4.50%
-3.50%	$1,035.00	3.50%	$1,070.00	7.00%
-5.00%	$1,035.00	3.50%	$1,085.00	8.50%
-10.00%	$1,035.00	3.50%	$1,135.00	13.50%
-15.00%	$1,035.00	3.50%	$1,185.00	18.50%
-20.00%	$1,035.00	3.50%	$1,235.00	23.50%
-25.00%	$1,035.00	3.50%	$1,285.00	28.50%
-25.01%	$1,035.00	3.50%	N/A	N/A
-50.00%	$1,035.00	3.50%	N/A	N/A
-75.00%	$1,035.00	3.50%	N/A	N/A
-100.00%	$1,035.00	3.50%	N/A	N/A
* Assumes that the payment at maturity is equal to the lowest value indicated under Preliminary Terms.

This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the following hyperlink: Preliminary Pricing Supplement dated January 8, 2019

Citi Structured Investments	+1-212-723-3136	structured.investments@citi.com

Selected Risk Considerations

•      Your payment at maturity may not exceed $1,035 per $1,000 stated principal amount.

•      Although the notes provide for a minimum payment of at least $1,035 per $1,000 stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms.

•      Your potential to participate in the absolute value of any depreciation of the underlying index may terminate on any scheduled trading day during the observation period.

•      The probability that a knock-out event will occur will depend in part on the volatility of the underlying index.

•      Your potential return on the notes is limited and may significantly underperform the underlying index.

•      Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.

•      The notes offer downside exposure to the underlying index, but no upside exposure to the underlying index.

•      If a knock-out event does not occur, your payment at maturity will depend on the closing level of the underlying index on a single day.

•      The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

•      The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•      Sale of the notes prior to maturity may result in a loss of principal.

•      The estimated value of the notes on the pricing date is less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement.

•      The value of the notes prior to maturity will fluctuate based on many unpredictable factors.

•      The issuer and its affiliates may have conflicts of interest with you.

The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the notes.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-216372 and 333-216372-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

Citi Structured Investments	+1-212-723-3136	structured.investments@citi.com